EXHIBIT 99.1

AGREEMENT AND PLAN OF MERGER

DATED AS OF MAY 11, 2010

BY AND AMONG

HEPALIFE TECHNOLOGIES, INC.,

HT ACQUISITION CORP.

and

AQUAMED TECHNOLOGIES, INC.

        This AGREEMENT AND PLAN OF MERGER, dated as of  May 11, 2010 (this “Agreement”), is among HepaLife Technologies, Inc., a Florida corporation (“Parent”), HT Acquisition Corp., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”), and AquaMed Technologies, Inc., a Delaware corporation (the “Company”). Certain terms used in this Agreement are used as defined in Section 8.1.

        WHEREAS, Parent has approved, and the respective Boards of Directors of the Company and Merger Sub have adopted, approved and declared advisable, this Agreement and the merger of Merger Sub with and into the Company (the “Merger”), on the terms and subject to the conditions provided for in this Agreement;

        WHEREAS, simultaneously with the closing of the Merger, Parent intends to consummate a private placement of approximately a minimum of $1,175,000 and a maximum of $2,500,000 of Parent’s securities, on such terms and conditions as may be mutually agreed to by Parent and the Company (the “Financing”).

        WHEREAS, prior to the execution and delivery of this Agreement by the parties hereto, the holders of a sufficient number of voting securities of the Company have adopted and approved this Agreement and the Merger as required under the General Corporation Law of the State of Delaware (the “DGCL”) and have executed and delivered an action by written consent adopting this Agreement (the “Company Stockholder Consent”);

WHEREAS, Parent, Merger Sub and the Company desire that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, for and in consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, the parties to this Agreement (each a “Party,” and collectively, the “Parties”) agree as follows:

ARTICLE 1
THE MERGER

        Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time (as defined below) Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”).

        Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (Eastern Time) at the offices of Haynes and Boone, LLP, 1221 Avenue of the Americas, 26th Floor, New York, New York 10020 simultaneously with the execution of this Agreement. The date hereof is herein referred to as the “Closing Date.”

        Section 1.3 Effective Time of Merger. Subject to the provisions of this Agreement, on the Closing Date, the parties shall file a Certificate of Merger (the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware (the time the Merger becomes effective being hereinafter referred to as the “Effective Time”).

        Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

        Section 1.5 Certificate of Incorporation and Bylaws of the Surviving Corporation.

               (a) The certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated as of the Effective Time as a result of the Merger so as to read in its entirety as set forth in Exhibit A hereto, and such certificate of incorporation, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by Applicable Law.

               (b) The bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated as of the Effective Time as a result of the Merger so as to read in their entirety as set forth in Exhibit B hereto, and such bylaws, as so amended, shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein or by Applicable Law.

        Section 1.6 Directors.

               (a) Surviving Corporation. Each of the parties hereto shall take all necessary action to cause the persons listed on Schedule 1.6(a) hereto to be the directors of the Surviving Corporation immediately following the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with Applicable Law.

               (b) Parent. At the Effective Time, the size of the board of directors of Parent shall be three members, and each of the parties hereto shall take all necessary action to cause the persons listed on Schedule 1.6(b) hereto to be the directors of Parent immediately following the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with Applicable Law.

Section 1.7 Officers.

        (a) Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or their respective successors are duly elected and qualified, as the case may be.

               (b) Parent. At the Effective Time, the individuals listed on Schedule 1.7(b) hereto shall have the executive officer positions with Parent set forth opposite their respective names, and each such executive officer shall serve until such executive officer’s successor shall be elected and qualified or such executive officer’s earlier death, resignation, retirement, disqualification or removal. If, at or before the Effective Time, any such Person is unable or unwilling to serve as an executive officer of Parent in the capacity set forth on Schedule 1.7(b), then a substitute executive officer shall be selected by Parent Board after the Effective Time

ARTICLE 2
EFFECT OF MERGER ON CAPITAL STOCK

Section 2.1 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of the Company, or Merger Sub:

        (a) Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

        (b) Cancellation of Treasury and Parent Owned Stock. Each share of the Company Merger Stock (i) issued and held in the Company’s treasury or (ii) owned by Parent, Merger Sub or any other wholly owned Subsidiary of Parent or the Company shall, at the Effective Time and by virtue of the Merger, cease to be outstanding and shall be canceled and retired without payment of any consideration therefor, and no consideration shall be delivered in exchange therefor.

        (c) Conversion of the Company Common Stock. Subject to Section 2.1(f), each issued and outstanding share (including any dissenting shares) of the Company Common Stock at the Effective Time shall be converted into the right to receive 25   (the “Common Exchange Ratio”) validly issued, fully paid and non-assessable shares of Parent Common Stock (the “Common Merger Consideration”), rounded to the nearest whole share. No fractional shares of Parent Common Stock will be issued. As of the Effective Time, all the Company Common Stock shall no longer be outstanding and shall be automatically canceled and retired and shall cease to exist, and each holder of a certificate representing any shares of the Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Common Merger Consideration, without interest. The Common Exchange Ratio shall be appropriately adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock or Parent Common Stock), reorganization, recapitalization, reclassification or other like change with respect to the Company Common Stock or Parent Common Stock having a record date on or after the date hereof and prior to the Effective Time.

        (d) Conversion of the Company Series A Preferred Stock. Subject to Section 2.1(f), each issued and outstanding share (including any dissenting shares) of the Company Series A Preferred Stock at the Effective Time shall be converted into the right to receive 100 (the “Series A Exchange Ratio”) validly issued, fully paid and non-assessable shares of Parent Common Stock (the “Series A Merger Consideration”), rounded to the nearest whole share. No fractional shares of Parent Common Stock will be issued. As of the Effective Time, all the Series A Preferred Stock shall no longer be outstanding and shall be automatically canceled and retired and shall cease to exist, and each holder of a certificate representing any shares of the Series A Preferred Stock shall cease to have any rights with respect thereto, except the right to receive the Series A Preferred Merger Consideration, without interest. The Series A Exchange Ratio shall be appropriately adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Series A Stock, Company Common Stock or Parent Common Stock), reorganization, recapitalization, reclassification or other like change with respect to the Company Series A Stock, Company Common Stock or Parent Common Stock having a record date on or after the date hereof and prior to the Effective Time.

        (e) Conversion of the Company Series B Preferred Stock. Subject to Section 2.1(f), each issued and outstanding share (including any dissenting shares) of the Company Series B Preferred Stock at the Effective Time shall be converted into the right to receive 399.99994 (the “Series B Exchange Ratio”) validly issued, fully paid and non-assessable shares of Parent Common Stock (the “Series B Merger Consideration” and together with the Common Merger Consideration and the Series B Merger Consideration, the “Merger Consideration”), rounded to the nearest whole share. No fractional shares of Parent Common Stock will be issued. As of the Effective Time, all the Series B Preferred Stock shall no longer be outstanding and shall be automatically canceled and retired and shall cease to exist, and each holder of a certificate representing any shares of the Series B Preferred Stock shall cease to have any rights with respect thereto, except the right to receive the Series B Merger Consideration, without interest. The Series B Exchange Ratio shall be appropriately adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Series B Preferred Stock, Company Common Stock or Parent Common Stock), reorganization, recapitalization, reclassification or other like change with respect to the Company Series B Preferred Stock, Company Common Stock or Parent Common Stock having a record date on or after the date hereof and prior to the Effective Time.

               (f) Shares of Dissenting Stockholders. Notwithstanding anything in this Agreement to the contrary, shares of Company Merger Stock (the “Dissenting Shares”) that are issued and outstanding immediately prior to the Effective Time and which are held by a stockholder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands appraisal of such shares pursuant to, and who, in all respects,  complies with the provisions of Section 262 of the DGCL (all such stockholders, the “Dissenting Stockholders”), shall not be converted into or be exchangeable for the right to receive the Merger Consideration, but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262 of the DGCL (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL), unless and until such holder shall have failed to perfect or shall have effectively waived, withdrawn or lost rights to appraisal under the DGCL (or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL). If any Dissenting Stockholder shall have failed to perfect or shall have effectively waived, withdrawn or lost such right (or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL), such holder’s shares of Company Merger Stock shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration for each such share of Company Merger Stock, as provided herein, without any interest thereon. The Company shall give Parent (i) prompt notice of any written demands for appraisal of any shares of Company Merger Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights of appraisal, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment or waive any failure by a stockholder to timely comply with the requirements of Section 262 of the DGCL to perfect or demand appraisal. Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 2.2 to pay for shares of Company Merger Stock for which appraisal rights have been perfected shall be returned to Parent upon demand.  The number of Dissenting Shares shall not exceed five percent (5%) of the Company Merger Stock.

               (g) Anything to the contrary notwithstanding the Merger Consideration, will not exceed 84,800,000 shares of Parent Common Stock (the “Aggregate Merger Consideration”).

Section 2.2 Exchange of Certificates.

        (a) Paying Agent. Prior to the Effective Time, Parent shall designate its transfer agent or another trust company to act as agent for the holders of the shares of the Company Merger Stock in connection with the Merger (the “Paying Agent”) to receive in trust the Merger Consideration to which holders of the shares of the Company Merger Stock shall become entitled hereunder. From time to time, Parent shall make available, or cause the Surviving Corporation to make available, to the Paying Agent certificates (or evidence of Parent Book-Entry shares of the Parent Common Stock) representing the aggregate number of shares of Parent Common Stock to be issued as Merger Consideration in exchange for outstanding shares of the Company Merger Stock in amounts and at times necessary for the prompt payment of the Merger Consideration upon surrender of Certificates representing shares of the Company Merger Stock as provided herein.

        (b) Exchange Procedure. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented shares of the Company Merger Stock (the “Certificates”), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in a form as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the number of shares of Parent Common Stock into which the shares of the Company Merger Stock theretofore represented by such Certificate shall have been converted, pursuant to Section 2.1 and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of the Company Merger Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, without interest, which the shares of the Company Merger Stock theretofore represented by such Certificate shall have been entitled to receive pursuant to Section 2.1.

        (c) No Further Ownership Rights; Transfer Books. The Merger Consideration paid upon the surrender of Certificates in accordance with the terms of this Article 2 shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of the Company Merger Stock theretofore represented by such Certificates. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further transfers of the shares of the Company Merger Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to Parent or the Company, the presented Certificates shall be canceled and exchanged for shares of Parent Common Stock or other consideration payable in respect thereof pursuant to this Agreement in accordance with the procedures set forth herein.

        (d) Termination of Fund; No Liability. At any time following six months after the Effective Time, Parent shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) and certificates for shares of Parent Common Stock which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to Parent (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Company or any other Person shall be liable to any former holder of shares of the Company Merger Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. If any Certificates shall not have been surrendered immediately prior to such date on which any payment pursuant to this Article 2 would otherwise escheat to or become the property of any Governmental Authority, the payment in respect of such Certificate shall, to the extent permitted by Applicable Law, become the property of Parent, free and clear of all claims or interests of any Person previously entitled thereto.

        (e) Lost, Stolen or Destroyed Certificates. In the event any Certificates evidencing shares of the Company Merger Stock shall have been lost, stolen or destroyed, the Paying Agent shall pay to such holder the Merger Consideration required pursuant to Section 2.1, in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof with such assurances as the Paying Agent, in its discretion and as a condition precedent to the payment of the Merger Consideration, may reasonably require of the holder of such lost, stolen or destroyed Certificates.

        (f) Withholding Taxes. Parent shall be entitled to deduct and withhold, or cause the Paying Agent to deduct and withhold, from the consideration otherwise payable to a holder of shares of the Company Merger Stock pursuant to the Merger any stock transfer taxes and such amounts as are required under the Code, or any applicable provisions of state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of the Company Merger Stock in respect of which such deduction and withholding were made.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF
PARENT AND MERGER SUB

As an inducement for the Company to enter into this Agreement, Parent and Merger Sub hereby jointly and severally make the following representations and warranties to the Company; provided, however, that such representations and warranties shall be subject to and qualified by: (a) the disclosure letter delivered by Parent to the Company as of the date hereof (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein) (the “Parent Disclosure Letter”) (it being understood that (i) the disclosure of any fact or item in any section of the Parent Disclosure Letter shall, should the existence of such fact or item be relevant to any other section, be deemed to be disclosed with respect to that other section to the extent that such disclosure is made in a manner that makes its relevance to the other section reasonably apparent and (ii) the disclosure of any matter or item in the Parent Disclosure Letter shall not be deemed to constitute an acknowledgement that such matter or item is required to be disclosed therein or is material to a representation or warranty set forth in this Agreement and shall not be used as a basis for interpreting the terms “material,” “materially,” “materiality,” “Parent Material Adverse Effect” or any word or phrase of similar import and does not mean that such matter or item, alone or together with any other matter or item, would constitute a Parent Material Adverse Effect); and (b) information contained in Parent Reports (excluding any exhibits thereto and excluding disclosures under “Risk Factors” and other forward-looking or predictive statements) filed with the SEC prior to the date hereof (but only to the extent that such disclosure on its face appears to constitute information that would reasonably be deemed a qualification or exception to the following representations and warranties).

Section 3.1 Corporate Existence; Good Standing; Corporate Authority.

        (a) Parent is a corporation duly incorporated, validly existing and in good standing under the Applicable Laws of the State of Florida. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Parent is duly qualified to conduct business and is in good standing (to the extent such concept exists in the relevant jurisdiction) in each jurisdiction in which the ownership, operation or lease of its property or the nature of Parent’s business requires such qualification, except for jurisdictions in which any failures to be so qualified or to be in good standing, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause a Parent Material Adverse Effect. Parent and Merger Sub each have all requisite corporate power and authority to own or lease and operate their respective properties and assets and to carry on their businesses as they are currently being conducted. Each of the Articles of Incorporation and Bylaws of Parent (the “Parent Charter Documents”) is in full force and effect, and except as set forth in Section 3.1 of the Parent Disclosure Letter, has not been amended or modified and has not been terminated, superseded or revoked. Parent is not in violation of the Parent Charter Documents.

        (b) The minute books of Parent, which shall be exhibited to the Company between the date hereof and the Closing Date, each contain true, correct and complete minutes and records of all meetings, proceedings and other actions of the shareholders, Boards of Directors and committees of such Boards of Directors of Parent, if any, except where such would not have a Material Adverse Effect and, on the Closing Date, will, to the best of Parent’s Knowledge contain true, correct and complete minutes and records of any meetings, proceedings and other actions of the shareholders and the Board of Directors and committees of such Board of Directors of Parent.

Section 3.2 Authorization, Validity and Effect of Agreement.

(a)  Authority.   Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and all other agreements, instruments, certificates and documents contemplated hereunder (collectively, the “Related Documents”) to which it is, or will become, a party, to perform its obligations hereunder and thereunder and to consummate the Merger, and all other transactions contemplated hereunder and thereunder. The execution, delivery and performance of this Agreement and the Related Documents and the consummation of the Merger and the other transactions contemplated hereunder and thereunder have been duly authorized by all requisite corporate action on behalf of Parent and Merger Sub, and no other corporate proceedings by Parent or Merger Sub, except for the filing of the Certificate of Merger pursuant to the DGCL. The Parent Board, by unanimous written consent dated May 7, 2010, (i) determined that this Agreement and the Merger are advisable, fair to and in the best interests of Parent and Parent’s shareholders and (ii) approved this Agreement and the Related Documents to which Parent and Merger Sub will be party, the Merger and the other transactions contemplated hereby and thereby.

(b)  Consent of Stockholders.   Parent’s shareholders owning more than 51% of Parent’s issued and outstanding voting securities as of May 7, 2010 consented, approved ratified and adopted  (i) an amendment to Parent’s Articles of Incorporation (the “Articles of Amendment”) to (a) increase the number of shares of common stock, $0.001 par value per share (the “Common Stock”) which Parent is authorized to issue from 300,000,000 shares to 500,000,000 shares; (b) change the par value of Parent’s authorized preferred stock from $0.10 to $0.001 per share; and (c) provide for the classification of Parent’s Board of Directors and to further provide for staggered terms of service for each class of directors; and (ii) Parent’s Amended and Restated By-laws;  all as more fully described in the Information Statement.

        (c) Binding Obligations. This Agreement and each of the Related Documents to which each of Parent and Merger Sub is a party have been or will be duly executed by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery hereof and thereof by the Company to the extent a party hereof and thereof, constitute the valid and legally binding obligations of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Applicable Laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 3.3 Capitalization.

        (a) Authorized and Outstanding Shares. The authorized capital stock of Parent consists of 300,000,000 shares of Parent Common Stock and 1,000,000 shares of Parent Preferred Stock, (the “Parent Preferred Stock”). As of the close of business on the date immediately preceding the date of this Agreement, there were 101,494,158 issued and outstanding shares of Parent Common Stock, no shares of Parent Common Stock held by Parent in its treasury, and no issued and outstanding shares of Parent Preferred Stock. Section 3.3(a) of the Parent Disclosure Letter sets forth a true, correct and complete list of all outstanding shares of Parent Common Stock subject to outstanding options, warrants or similar rights (collectively, the “Parent Equity Rights”), held in escrow, or reserved for future issuance. Except as set forth therein, there are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Parent Common Stock. All shares of Parent Common Stock are, and all shares of Parent Common Stock which may be issued and outstanding immediately prior to the Effective Time as permitted under this Agreement shall be when issued, duly authorized, validly issued, fully paid and nonassessable shares of Parent Common Stock free and clear of all liens and encumbrances and not subject to any preemptive rights.

        (b)  Other Equity Interests. Except as otherwise provided in Section 3.3(a), Parent has no outstanding Equity Interests, bonds, debentures, promissory notes or other Indebtedness the holders of which have the right to vote with the stockholders of Parent on any matter or convertible or exercisable for Equity Interests having the right to vote. As of the date of this Agreement, Parent and the Parent Subsidiaries have not issued, sold, granted or delivered, are not obligated to issue, sell, grant or deliver (or to cause to be issued, sold, granted or delivered), and are not a party to any Contract or other obligation to issue, sell, grant or deliver, any Equity Interest (including, without limitation, any securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind pursuant to which a Person is entitled to acquire an Equity Interest) of any nature or any additional shares of capital stock or any other Equity Interest in Parent or any Parent Subsidiary.

        (c) Parent Equity Rights. Section 3.3(c) of the Parent Disclosure Letter sets forth a true, correct and complete list of all outstanding Parent Equity Rights as of the date of this Agreement, including grantee name, exercise price (if any), vesting schedule and other vesting conditions to the extent not fully vested and expiration date. Since December 31, 2009, Parent has not (i) granted, conferred or awarded any Parent Equity Rights that will not be exercised, converted or terminated by their terms by the Effective Time, (ii) granted or issued any restricted stock or securities, except as specifically contemplated by this Agreement, or (iii) amended or otherwise modified any Parent Equity Rights. There are no outstanding or authorized (i) contractual or other obligations of Parent or any Parent Subsidiary to repurchase, redeem or otherwise acquire any Equity Interest of Parent or any Parent Subsidiary or any such securities or agreements referred to in the first sentence or (ii) voting trusts or similar agreements to which Parent or any Parent Subsidiary is a party with respect to the voting of the capital stock of Parent or any Parent Subsidiary, except repurchases, redemptions or acquisitions that would have an immaterial effect on Parent and its Subsidiaries, taken as a whole.

Section 3.4 Subsidiaries.

        (a) Organization and Qualification. Each Parent Subsidiary is a corporation or other legal entity duly organized or constituted and validly existing under the Applicable Laws of its jurisdiction of incorporation, organization or formation. Each Parent Subsidiary has all requisite corporate, limited liability company, partnership or other business power and authority to own or lease and operate its properties and assets and to carry on its business as currently conducted, except as would have an immaterial effect on Parent and any Parent Subsidiary, taken as a whole. Each Parent Subsidiary is duly qualified to conduct business and is in good standing in each jurisdiction in which the ownership or lease and operation of its property or the nature of its business requires such qualification, except for jurisdictions in which any failures to be so qualified or to be in good standing, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause a Parent Material Adverse Effect. All of the outstanding shares of capital stock of, or other Equity Interests in, each Parent Subsidiary are duly authorized, validly issued, fully paid and nonassessable and are owned, directly or indirectly, by Parent, free and clear of all Liens, except for Permitted Liens.

        (b) List of Subsidiaries. Section 3.4(b) of the Parent Disclosure Letter sets forth all Parent Subsidiaries (other than Merger Sub) and the ownership interest of each Parent Subsidiary held, directly or indirectly, by Parent. The Parent Subsidiaries are not in violation of their respective organizational documents. Except for the Parent Subsidiaries listed in Section 3.4(b) of the Parent Disclosure Letter, neither Parent nor any of its Subsidiaries directly or indirectly owns any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest, or is under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution or other investment in, or assume any liability or obligation of, any Person.

        (c) Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, as of the Effective Time, will not have engaged in any activities other than in connection with the transactions contemplated by this Agreement. Parent is, and will be at the Effective Time, the owner of all the outstanding shares of capital stock of Merger Sub. The outstanding shares of capital stock of Merger Sub are validly issued, fully paid, nonassessable and free of preemptive rights.

Section 3.5 Compliance with Laws; Permits. Except for such matters that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause a Parent Material Adverse Effect, and except for (x) matters relating to Taxes, which are treated exclusively in Section 3.10, (y) matters relating to Parent Benefit Plans, which are treated exclusively under Section 3.11 and (z) matters arising under Environmental, Health and Safety Laws, which are treated exclusively in Section 3.13:

        (a)  Neither Parent nor any Parent Subsidiary is in violation of any Applicable Law relating to the ownership or operation of any of its assets, and no Claim is pending or, to the Knowledge of Parent, threatened with respect to any such matters;

        (b) Parent and each Parent Subsidiary hold all permits, licenses, certifications, variations, exemptions, Orders, franchises, registrations, filings, approvals, authorizations or other required grant of operating authority required by any Governmental Authority necessary for the conduct of their respective businesses (the “Parent Permits”). All Parent Permits are in full force and effect and there exists no default thereunder or breach thereof, and Parent has no notice or Knowledge that such Parent Permits will not be renewed in the ordinary course after the Effective Time. No Governmental Authority has given, or to the Knowledge of Parent, threatened to give, notice of any action to terminate, cancel or reform any Parent Permits; and

        (c) Parent and each Parent Subsidiary possess all Parent Permits required for the present ownership or lease, as the case may be, of their businesses and operation of their property, and there exists no default or breach with respect to, and no Person, including any Governmental Authority, has taken or, to the Knowledge of Parent, threatened to take, any action to terminate, cancel or reform any such Parent Permit.

Section 3.6 No Conflict; Consents.

        (a) No Conflict. Except as set forth on Section 3.6(a) of the Parent Disclosure Letter,  the execution and delivery by each of Parent and Merger Sub of this Agreement and the Related Documents, the performance of the obligations of Parent and Merger Sub hereunder and thereunder and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby and thereby in accordance with the terms hereof and thereof will not (i) conflict with or result in a breach of any provisions of their respective organizational documents, (ii) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, impair Parent’s rights under, alter the rights or obligations of third parties under, result in the termination of or in a right of termination or cancellation of, give rise to a right of purchase under, or accelerate the performance required by, any Parent Material Contract or other Contract, (iii) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent or Parent Subsidiaries under any Parent Material Contract or by which Parent or Parent Subsidiaries or any of their properties is bound or affected, (iv) result in any Parent Material Contract being declared void, voidable, or without further binding effect, or (vi) (assuming that the consents and approvals referred to in Section 3.6(b) are duly and timely made or obtained), contravene, conflict with or constitute a violation of any provision of any Applicable Law binding upon or applicable to Parent or any Parent Subsidiaries, other than any such violations, conflicts, breaches, defaults, impairments, alterations, terminations, cancellations, purchase rights, accelerations or Liens that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause a Parent Material Adverse Effect.

        (b) Required Consents. Except for the consent of its Board of Directors, neither the execution and delivery by Parent or Merger Sub of this Agreement or any Related Document nor the consummation by Parent or Merger Sub of the Merger and the other transactions contemplated hereby or thereby in accordance with the terms hereof or thereof will require any consent, approval or authorization of, notice to or filing or registration with any Governmental Authority, other than the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and appropriate documents required to be filed as a result of the Merger with the relevant Governmental Authorities in the states and foreign jurisdictions in which Parent is qualified to conduct business, except for any failures to obtain any such consent, approval or authorization or to make any such filing, notification or registration that, individually or in the aggregate, have not had or would not reasonably be expected to have or cause a Parent Material Adverse Effect.

Section 3.7 SEC Documents. Parent has filed with the SEC all documents required to be so filed by it since December 31, 2008 pursuant to Sections 13(a), 14(a) and 15(d) of the Exchange Act (collectively, the “Parent Reports”). As of its respective date or, if amended by a subsequent filing prior to the date hereof, on the date of such filing, each Parent Report or as subsequently amended complied in all material respects with the applicable requirements of the Exchange Act, SOX and the rules and regulations thereunder and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The consolidated balance sheets included in or incorporated by reference into the Parent Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of Parent and Parent Subsidiaries as of its date, and each of the consolidated statements of operations, cash flows and changes in shareholders’ equity included in or incorporated by reference into the Parent Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, cash flows or changes in shareholders’ equity, as the case may be, of Parent and Parent Subsidiaries for the periods set forth therein (such consolidated balance sheets and consolidated statements of operations, cash flows and changes in shareholders’ equity, each including the notes and schedules thereto, the “Parent Financial Statements”). Parent Financial Statements (i) complied as to form in all material respects with the published rules and regulations of the SEC and (ii) were prepared in accordance with GAAP consistently applied during the periods involved, except as may be noted in the Parent Financial Statements or as permitted by Form 10-K, 10-Q or Form 8-K. Except as and to the extent adequately accrued or reserved against in the audited balance sheet of Parent as at December 31, 2009 (such balance sheet, together with all related notes and schedules thereto, the “Parent Balance Sheet”), Parent does not have any liability, indebtedness, expense, claim, deficiency, guaranty or obligation of any type or nature, whether accrued, absolute, contingent, matured, unmatured or otherwise, whether known or unknown and whether or not required by GAAP to be reflected in a consolidated balance sheet of Parent or disclosed in the notes thereto, except for (i) liabilities and obligations, incurred in the ordinary course of business consistent with past practice since the date of the Parent Balance Sheet, that are not, individually or in the aggregate, material in amount, (ii) liabilities for performance under Parent Material Contracts that do not exceed $25,000 individually or $50,000 in the aggregate, and (iii) liabilities described in Section 3.7 of the Parent Disclosure Letter.

Section 3.8 Litigation. Except as set forth in Section 3.8 of the Parent’s Disclosure Letter there is no litigation, arbitration, mediation, action, suit, Claim, proceeding or investigation, whether legal or administrative, pending against Parent or any Parent Subsidiary or, to Parent’s Knowledge, threatened against Parent or any Parent Subsidiary or any of their respective assets, properties or operations, at Applicable Law or in equity, before or by any Governmental Authority or any Order of any Governmental Authority that, individually or in the aggregate, and taking into consideration the aggregate amounts reserved for any such matters in Parent’s consolidated balance sheet at December 31, 2009, has had or caused or would reasonably be expected to have or cause a Parent Material Adverse Effect.

 Section 3.9 Absence of Certain Changes. Except as set forth in Section 3.9 of the Parent Disclosure Letter from December 31, 2009 to the date of this Agreement, except as described in the Parent Reports, there has not been (a) any event or occurrence that has had or caused or would reasonably be expected to have or cause a Parent Material Adverse Effect, (b) any material change by Parent or any Parent Subsidiary, when taken as a whole, in any of their accounting methods, principles or practices or any of their Tax methods, practices or elections, (c) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of Parent or any redemption, purchase or other acquisition of any of its capital stock or (d) except in the ordinary course of business consistent with past practices, any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase or other employee benefit plan.

Section 3.10 Taxes.

        (a) Except for such matters that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause a Parent Material Adverse Effect:

(i) The Parent and the Parent Subsidiaries have timely filed, or have caused to be timely filed on their behalf, all Tax Returns required to be filed by or on behalf of Parent and any Parent Subsidiary in the manner prescribed by Applicable Law. All such Tax Returns are complete and correct. Parent and the Parent Subsidiary have timely paid all Taxes due and owing, and, in accordance with GAAP, the most recent Parent Financial Statements contained in the Parent Reports reflect a reserve (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) for all Taxes payable by Parent and the Parent Subsidiaries for all Taxable periods and portions thereof through the date of such Parent Financial Statements;

(ii) No Tax Return of Parent or any Parent Subsidiary is under audit or examination by any Governmental Authority, and no written or, to the Knowledge of Parent, unwritten notice of such an audit or examination has been received by Parent or any Parent Subsidiary. There is no assessed deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by Parent or any Parent Subsidiary;

(iii) Since December 31, 2008, Parent and the Parent Subsidiaries have not made or rescinded any election relating to Taxes or settled or compromised any Claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to any Taxes, or, except as may be required by Applicable Law, made any change to any of their methods of reporting income or deductions for federal income Tax purposes from those employed in the preparation of their most recently filed federal Tax Returns;

(iv) There is no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any material Taxes and no power of attorney with respect to any such Taxes has been executed or filed with any Tax Authority by or on behalf of Parent or any Parent Subsidiary;

(v) Except for statutory Liens for Taxes not yet due, no Liens for Taxes exist with respect to any assets or properties of Parent or any Parent Subsidiary;

(vi) Except for any agreements or arrangements (A) with customers, vendors, lessors or similar Persons entered into in the ordinary course of business or (B) among the Parent and any Parent Subsidiary, none of Parent or any Parent Subsidiary is a party to or bound by any Tax sharing agreement, Tax indemnity obligation or agreement or arrangement with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority);

(vii) Parent and the Parent Subsidiaries have complied with all Applicable Law relating to the payment and withholding of Taxes and have, within the time and the manner prescribed by such Applicable Law withheld from and paid over to the proper Governmental Authorities all amounts required to be so withheld and paid over under Applicable Law; and

(viii) None of Parent and the Parent Subsidiaries shall be required to include in a Taxable period ending after the Closing Date any item of income that accrued in a prior Taxable period but was not recognized in any prior Taxable period as a result of the installment method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or comparable provisions of any other Applicable Law.

             (b) None of Parent or any Parent Subsidiary knows of any fact, agreement, plan, or other circumstance, or has taken or failed to take any action, that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 3.11 Employee Benefit Plans.

        (a) Section 3.11(a) of the Parent Disclosure Letter contains a list of all Parent’s Benefit Plans (each a “Parent Benefit Plan” and collectively, the “Parent Benefit Plans”). To the extent applicable, Parent Benefit Plans comply in all material respects with the requirements of ERISA and the Code or with the Applicable Laws and regulations of any applicable jurisdiction. Parent Benefit Plans have been maintained and operated in compliance in all material respects with their terms. To Parent’s Knowledge, there are no breaches of fiduciary duty in connection with Parent Benefit Plans for which Parent could be liable. There are no pending or, to Parent’s Knowledge, threatened Claims against or otherwise involving any Parent Benefit Plan that, individually or in the aggregate, have had or caused or would reasonably be expected to have or cause a Parent Material Adverse Effect, and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Parent Benefit Plan activities) has been brought against or with respect to any such Parent Benefit Plan for which Parent could be liable that, individually or in the aggregate, have had or caused or would reasonably be expected to have or cause a Parent Material Adverse Effect. All material contributions required to be made as of the date hereof to Parent Benefit Plans have been made or have been properly accrued and are reflected in the Parent Financial Statements as of the date thereof;

        (b) None of Parent or any Parent Subsidiary contributes to, or has an obligation to contribute to, and has not within six years prior to the Effective Time contributed to, or had an obligation to contribute to or has any material liability, contingent or otherwise, with respect to, (i) a “multiemployer plan” within the meaning of Section 3(37) of ERISA, (ii) any plan that is covered by Title IV of ERISA, (iii) any plan subject to Section 412 of the Code or (iv) any plan funded by a “voluntary employees’ benefits association” within the meaning of Section 501(c)(9) of the Code;

        (c) No Parent Benefit Plan maintained by any of the Parent or any Parent Subsidiary provides medical, surgical, hospitalization, death or similar benefits (regardless of whether insured) for employees or former employees of Parent or any Parent Subsidiary for periods extending beyond their retirement or other termination of service other than coverage mandated by Applicable Law;

        (d) All accrued material obligations of Parent and any Parent Subsidiary, whether arising by operation of Applicable Law, Contract, or past custom, for compensation and benefits, including, but not limited to, bonuses and accrued vacation, and benefits under Parent Benefit Plans, have been paid or adequate accruals for such obligations are reflected on the Parent Financial Statements as of the date thereof;

        (e) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event, such as termination of employment), result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of Parent or any of Parent Subsidiaries;

        (f) Each Parent Benefit Plan which is or reasonably could be determined to be an arrangement subject to Section 409A of the Code has been operated in good faith compliance with Section 409A of the Code since January 1, 2005 and has been, or may be, timely amended with the consent of the participant, if necessary, to comply in good faith with Section 409A of the Code and any applicable guidance, whether proposed or final, issued by the IRS with respect thereto;

        (g) No Parent Benefit Plan is a multiple employer plan within the meaning of Section 413(c) of the Code;

            (h) Section 3.11(h) of the Parent Disclosure Letter contains a description that is accurate and correct in all material respects, of all amounts estimated to be paid or payable (whether in cash, in property, or in the form of benefits, accelerated cash, property, or benefits, or otherwise) in connection with the transactions contemplated hereby (solely as a result thereof) that were or will be an “excess parachute payment” within the meaning of Section 280G of the Code; and

        (i) No Parent Benefit Plan that is not subject to ERISA has any material liabilities thereunder which are not otherwise fully funded, if applicable, or properly accrued and reflected under the Parent Financial Statements as of the date thereof.

Section 3.12 Labor Matters.

        (a) Collective Bargaining. As of the date of this Agreement, (i) neither Parent nor any Parent Subsidiary is a party to, or bound by, any collective bargaining agreement or similar Contract, agreement or understanding with a labor union or similar labor organization and (ii) to Parent’s Knowledge, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened.

        (b) Unfair Labor Practices. Except for such matters that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause a Parent Material Adverse Effect, (i) neither Parent nor any Parent Subsidiary has received any written complaint of any unfair labor practice or other unlawful employment practice or any written notice of any material violation of any federal, state or local statutes, Applicable Laws, ordinances, rules, regulations, Orders or directives with respect to the employment of individuals by, or the employment practices of, Parent or any Parent Subsidiary, or the work conditions, terms and conditions of employment, wages or hours of their respective businesses, (ii) there are no unfair labor practice charges or other employee related complaints against Parent or any Parent Subsidiary pending or, to the Knowledge of Parent,  threatened before any Governmental Authority by or concerning the employees working in their respective businesses, and (iii) there is no labor dispute, strike, slowdown or work stoppage against Parent or any Parent Subsidiary pending or, to the Knowledge of Parent or any Parent Subsidiary, threatened against Parent or any Parent Subsidiary.

Section 3.13 Environmental Matters. Except for such matters that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause a Parent Material Adverse Effect:

        (a) Parent and each Parent Subsidiary have been and are in compliance with all applicable Environmental, Health and Safety Laws and possess and are in compliance with any permits or licenses required under Environmental, Health and Safety Laws. To the Knowledge of Parent, there are no past or present facts, conditions or circumstances that interfere with or preclude, or could interfere with or preclude if known to a Governmental Authority, the business of Parent or any Parent Subsidiary as now conducted or which interfere with continued compliance with applicable Environmental, Health and Safety Laws;

        (b) No proceedings or investigations of any Governmental Authority are pending or, to the Knowledge of Parent, threatened against Parent or any Parent Subsidiary that allege the violation of or seek to impose liability pursuant to any Environmental, Health and Safety Laws, and, to the Knowledge of Parent, there are no past or present facts, conditions or circumstances at, on or arising out of, or otherwise associated with, any current (or, to the Knowledge of Parent or any Parent Subsidiary, former) businesses, assets or properties of Parent or any Parent Subsidiary, which constitute a material violation of Environmental, Health and Safety Laws or are reasonably likely to give rise to (i) costs, expenses, liabilities or obligations for any cleanup, remediation, disposal or corrective action under any Environmental, Health and Safety Laws, (ii) Claims arising for personal injury, property damage or damage to natural resources or (iii) fines, penalties or injunctive relief; and

        (c) Neither Parent nor any Parent Subsidiary has (i) received any written notice of noncompliance with, violation of, or liability or potential liability under any Environmental, Health and Safety Laws or (ii) entered into or become subject to any consent decree, Order or agreement with any Governmental Authority or other Persons pursuant to any Environmental, Health and Safety Laws or relating to the cleanup of any Hazardous Materials.

Section 3.14 Intellectual Property. Except for such matters that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause a Parent Material Adverse Effect, (a) the products, services and operations of Parent or any Parent Subsidiary do not infringe upon, violate or misappropriate the Intellectual Property of any Third Party, (b) Parent and each Parent Subsidiary own or possess valid licenses or other valid rights to use the Intellectual Property that they use, exercise or exploit in, or that may be necessary or desirable for, their businesses as currently being conducted, free and clear of all Liens (other than Permitted Liens), and (c) to the Knowledge of Parent, there is no infringement of any Intellectual Property owned by or licensed by or to any Parent Company. To Parent’s Knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property of any Parent Company by any Person, including, without limitation, any employee or independent contractor (present or former) of Parent or any Parent Subsidiary, that, individually or in the aggregate, has had or caused or could reasonably be expected to have or cause a Parent Material Adverse Effect.

Section 3.15 Insurance. Except for such matters that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause a Material Adverse Effect:

        (a) Parent and the Parent Subsidiaries maintain and will maintain through the Closing Date insurance adequate in character and amount with financially sound and reputable insurers. There is no material default with respect to any provision contained in any insurance policy or binder, and none of Parent nor any Parent Subsidiary has failed to give any notice or present any claim under any such policy or binder in a timely fashion; and

        (b) To the Knowledge of Parent, no event relating specifically to any of Parent or any Parent Subsidiary has occurred that is reasonably likely, after the date of this Agreement, to result in an upward adjustment in premiums under any insurance policies they maintain. Neither Parent nor any Parent Subsidiary has received notice from any insurer or agent of such insurer that substantial capital improvements or other expenditures will have to be made in order to continue such insurance policies. Excluding insurance policies that have expired and been replaced in the ordinary course of business, no excess liability or protection and indemnity insurance policy has been cancelled by the insurer within one year prior to the date hereof, and to Parent’s Knowledge, no threat in writing has been made to cancel (excluding cancellation upon expiration or failure to renew) any current insurance policy of Parent or any Parent Subsidiary.

Section 3.16 Ownership and Condition of Assets. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent  Material Adverse Effect and except as set forth in Section 3.16 of the Parent Disclosure Letter, Parent or one of its Subsidiaries (i) has good and marketable title to all the properties and assets (a) reflected in the Parent Financial Statements as being owned by Parent or one of its Subsidiaries or (b) acquired after the date thereof which are material to Parent’s business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens except Permitted Liens, and (ii) is the lessee of all leasehold estates reflected in the Parent Financial Statements or acquired after the date thereof which are material to its business on a consolidated basis (except for leases that have expired by their terms since the date thereof) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to Parent’s Knowledge, the lessor.

Section 3.17 Undisclosed Liabilities. Neither Parent nor any Parent Subsidiary has any liabilities or obligations of any nature, regardless of whether fixed, accrued, contingent or otherwise, except  (a) liabilities and obligations that are fully reflected or reserved against in the Parent Financial Statements included in the Parent Reports or described in the Parent Reports filed prior to the date hereof, (b) liabilities and obligations arising under this Agreement and the transaction contemplated by this Agreement, (c) liabilities or obligations incurred in the ordinary course of business consistent with past practices since December 31, 2009 and (d) liabilities and obligations that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause a Parent Material Adverse Effect.

Section 3.18 Material Contracts.  All material contracts, commitments and similar agreements to which Parent or any Parent Subsidiary is a party or by which they or any of their property is bound as of the date of this Agreement (other than this Agreement or any Related Document) (the “Parent Material Contracts”) are filed as an exhibit to Parent Reports filed prior to the date of this Agreement. Except as set forth in Section 3.18 of the Parent Disclosure Letter, as of the date of this Agreement (a) each Parent Material Contract is in full force and effect and (b) except for such matters that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause a Parent Material Adverse Effect, none of Parent and any Parent Subsidiary  know of, or have received written notice of, any breach or violation of, or default under (nor, to the Knowledge of Parent or any Parent Subsidiary, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default under) any Parent Material Contract, or have received written notice of the desire of the other party or parties to any such Parent Material Contracts to exercise any rights such party has to cancel, terminate or repudiate such Contract or exercise remedies thereunder.

Section 3.19 No Brokers; Investment Advisor. Except for a brokerage commission equal to 2,000,000 shares of Parent Common Stock payable under certain circumstances to Palladium Capital Advisors, LLC (“Palladium”), and commissions payable to Palladium in connection with the Financing, none of the Parent and any Parent Subsidiary has entered into any Contract with any Person that may result in the obligation of the Company, Parent, or any Parent Subsidiary to pay any finder’s fees, brokerage or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

Section 3.20 Improper Payments. Except for such matters that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause a Parent Material Adverse Effect: (a) no funds, assets or properties of Parent or its Affiliates have been used or offered for illegal purposes; (b) no accumulation or use of any funds, assets or properties of Parent or its Affiliates has been made without being properly accounted for in the financial books and records of Parent or its Affiliates; (c) all payments by or on behalf of Parent or its Affiliates have been duly and properly recorded and accounted for in their financial books and records and such books and records accurately and fairly reflect all transactions and dispositions of the assets of Parent and its Affiliates; (d) Parent has devised and maintained systems that provide reasonable assurances that transactions are and have been executed in accordance with management’s general or specific authorization; (e) neither Parent nor any of its Affiliates, nor any director, officer, agent, employee or other Person associated with or acting on behalf of Parent or its Affiliates, has (i) used any corporate funds for any unlawful contribution, gift, entertainment or payment of anything of value relating to political activity, (ii) made any direct or indirect unlawful payment to any employee, agent, officer, director, representative or stockholder of a Governmental Authority or political party, or official or candidate thereof, or any immediate family member of the foregoing or (iii) made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment in connection with the conduct of Parent’s or its Affiliates’ businesses; (f) none of Parent, any of its Affiliates or any agent of any of them has received any bribes, kickbacks or other improper payments from vendors, suppliers or other Persons; and (g) Parent has no Knowledge that any payment made to a Person would be or has thereafter been offered, given or provided to any foreign official, political party or official thereof, or to any candidate for public office.

Section 3.21 No Ownership of the Company Stock. Parent does not own any shares of the Company Merger Stock or any other securities convertible into or otherwise exercisable to acquire shares of the Company Merger Stock.

Section 3.22 No Other Representations or Warranties. Except for the representations and warranties contained in this Article 3, neither Parent nor any other Person makes any other express or implied representation or warranty on behalf of Parent or any of its Affiliates in connection with this Agreement or the transactions contemplated hereby.

Section 3.23 Net Cash on Hand.  On the date hereof, Parent’s cash on hand, after giving effect to receipt of the proceeds of the Financing and excluding (i) Indebtedness, (ii) accrued and unpaid amounts through the date hereof, payable to any third party for services rendered or goods provided through the date hereof, and (iii) transaction expenses incurred in connection with this Agreement, the Financing, the Merger, and the transactions contemplated hereby and thereby, and payable through the date hereof, is at least $2,871,503.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As an inducement for Parent and Merger Sub to enter into this Agreement, the Company hereby makes the following representations and warranties to Parent and Merger Sub; provided, however, that such representations and warranties shall be subject to and qualified by: (a) the disclosure letter delivered by the Company to Parent as of the date hereof (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein) (the “Company Disclosure Letter”) (it being understood that (i) the disclosure of any fact or item in any section of the Company Disclosure Letter shall, should the existence of such fact or item be relevant to any other section, be deemed to be disclosed with respect to that other section to the extent that such disclosure is made in a manner that makes its relevance to the other section reasonably apparent and (ii) the disclosure of any matter or item in the Company Disclosure Letter shall not be deemed to constitute an acknowledgement that such matter or item is required to be disclosed therein or is material to a representation or warranty set forth in this Agreement and shall not be used as a basis for interpreting the terms “material,” “materially,” “materiality,” “Company Material Adverse Effect” or any word or phrase of similar import and does not mean that such matter or item, alone or together with any other matter or item, would constitute a Company Material Adverse Effect).

Section 4.1 Corporate Existence; Good Standing; Corporate Authority.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the Applicable Laws of the State of Delaware. The Company is duly qualified to conduct business and is in good standing (to the extent such concept exists in the relevant jurisdiction) in each jurisdiction in which the ownership, operation or lease of its property or the nature of the Company’s business requires such qualification, except for jurisdictions in which any failures to be so qualified or to be in good standing, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause a Company Material Adverse Effect. The Company has all requisite corporate power and authority to own or lease and operate its properties and assets and to carry on its business as it is currently being conducted. Each of the Certificate of Incorporation (including any and all Certificates of Designations) as amended and Bylaws of the Company (the “Company Charter Documents”), is in full force and effect, has not been amended or modified and has not been terminated, superseded or revoked. The Company is not in violation of the Company Charter Documents. The Company has delivered true and complete copies of the Company Charter Documents to Parent, certified as applicable by Secretary of State or other authorized official of the jurisdiction of incorporation.

(b) The minute books of the Company, which shall be exhibited to Parent between the date hereof and the Closing Date, each contain true, correct and complete minutes and records of all meetings, proceedings and other actions of the shareholders, Boards of Directors and committees of such Boards of Directors of the Company, if any, except where such would not have a Material Adverse Effect and, on the Closing Date, will, to the best of the Company’s knowledge contain true, correct and complete minutes and records of any meetings, proceedings and other actions of the shareholders and the Board of Directors and committees of such Board of Directors of the Company.

Section 4.2 Authorization, Validity and Effect of Agreements.

(a) Authority. The Company has the requisite corporate power and authority to execute and deliver this Agreement and Related Documents to which it is, or will become, a party, to perform its obligations hereunder and thereunder and to consummate the Merger, and all other transactions contemplated hereunder and thereunder, except for the Company Stockholder Consent, which consent shall be obtained as a condition to Closing. The execution, delivery and performance of this Agreement and the Related Documents and the consummation of the Merger and the other transactions contemplated hereunder and thereunder have been duly authorized by all requisite corporate action on behalf of the Company, and no other corporate proceedings by the Company are necessary to authorize the execution and delivery of this Agreement or the Related Documents or to consummate the Merger and the other transactions contemplated hereunder or under the Related Documents, except for the approval of the Merger by the Company’s stockholders and the filing of the Certificate of Merger pursuant to the DGCL. The Company Board, by unanimous written consent dated May 7, 2010 (i) determined that this Agreement and the Merger are advisable, fair to and in the best interests of the Company and the Company Stockholders, (ii) approved this Agreement and the Related Documents to which the Company will be party, the Merger and the other transactions contemplated hereby and thereby, and (iii) resolved to recommend that the Company Stockholders approve and adopt this Agreement and the Merger and the other transactions contemplated hereby.

(b) Binding Obligations. This Agreement and each of the Related Documents to which the Company is a party have been or will be duly executed by the Company and, assuming the due authorization, execution and delivery hereof and thereof by Parent and Merger Sub to the extent a party hereof and thereof, constitute the valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Applicable Laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 4.3 Capitalization.

(a) Authorized and Outstanding Shares. The authorized capital stock of the Company consists of 10,000,000 shares of the Company Common Stock, 540,000 shares of Company Series A Preferred Stock (the “Company Series A Preferred Stock”) and 150,000 shares of Company Series B Preferred Stock (the “Company Series B Preferred Stock”). As of the close of business on the date immediately preceding the date of this Agreement, there were 400,000 issued and outstanding shares of Company Common Stock, 540,000 issued and outstanding shares of Company Series A Preferred Stock, 52,000 issued and outstanding shares of Company Series B Preferred Stock and no shares of Company Common Stock, Company Series A Preferred Stock and Company Series B Preferred Stock held by the Company in its treasury. Section 4.3(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all outstanding shares of the Company Merger Stock subject to outstanding options, warrants, conversion or similar rights (collectively, the “Company Equity Rights”), or reserved for future issuance. Except as set forth therein, there are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company Merger Stock. All shares of the Company Merger Stock are, and all shares of the Company Merger Stock which may be issued and outstanding immediately prior to the Effective Time as permitted under this Agreement shall be when issued, duly authorized, validly issued, fully paid and nonassessable shares of the Company Common Stock and not subject to any preemptive rights.

(b) Other Equity Interests. Except as otherwise provided in Section 4.3(a), the Company has no outstanding Equity Interests, bonds, debentures, promissory notes or other Indebtedness the holders of which have the right to vote with the stockholders of the Company on any matter or convertible or exercisable for Equity Interests having the right to vote. As of the date of this Agreement, the Company has not issued, sold, granted or delivered, are not obligated to issue, sell, grant or deliver (or to cause to be issued, sold, granted or delivered), and is not a party to any Contract or other obligation to issue, sell, grant or deliver, any Equity Interest (including, without limitation, any securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind pursuant to which a Person is entitled to acquire an Equity Interest) of any nature or any additional shares of capital stock or any other Equity Interest in the Company.

(c) Company Equity Rights. Section 4.3(c) of the Company Disclosure Letter sets forth a true, correct and complete list of all outstanding Company Equity Rights as of the date of this Agreement, including grantee name, exercise price (if any), vesting schedule and other vesting conditions to the extent not fully vested and expiration date. Since December 31, 2009, the Company has not (i) granted, conferred or awarded any Company Equity Rights that will not be exercised, converted or terminated by their terms by the Effective Time, (ii) granted or issued any restricted stock or securities, except as specifically contemplated by this Agreement, or (iii) amended or otherwise modified any Company Equity Rights. There are no outstanding or authorized (i) contractual or other obligations of the Company to repurchase, redeem or otherwise acquire any Equity Interest of the Company or any such securities or agreements referred to in the first sentence or (ii) voting trusts or similar agreements to which the Company is a party with respect to the voting of the capital stock of the Company, except repurchases, redemptions or acquisitions that would have an immaterial effect on the Company. At the Effective Time, all the Company Equity Rights will be converted or exercised in accordance with Section 2.3 or otherwise terminated and of no further force or effect.

Section 4.4 Subsidiaries.  The Company does not have any Subsidiaries.

Section 4.5 Compliance with Laws; Permits. Except for such matters that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause a Company Material Adverse Effect, and except for (x) matters relating to Taxes, which are treated exclusively in Section 4.9, (y) matters relating to the Company Benefit Plans, which are treated exclusively under Section 4.11 and (z) matters arising under Environmental, Health and Safety Laws, which are treated exclusively in Section 4.13:

        (a) The Company is not in violation of any Applicable Law relating to the ownership or operation of any of its assets, and no Claim is pending or, to the Knowledge of the Company, threatened with respect to any such matters;

               (b) the Company holds all permits, licenses, certifications, variations, exemptions, Orders, franchises, registrations, filings, approvals, authorizations or other required grant of operating authority required by any Governmental Authority necessary for the conduct of their respective businesses (the “Company Permits”). All the Company Permits are in full force and effect and there exists no default thereunder or breach thereof, and the Company has no notice or Knowledge that such Company Permits will not be renewed in the ordinary course after the Effective Time. No Governmental Authority has given, or to the Knowledge of the Company, threatened to give, notice of any action to terminate, cancel or reform any Company Permits; and

        (c) the Company possesses all the Company Permits required for the present ownership or lease, as the case may be, of its business and operation of its property, and there exists no default or breach with respect to, and no Person, including any Governmental Authority, has taken or, to the Knowledge of the Company, threatened to take, any action to terminate, cancel or reform any such Company Permit.

Section 4.6 No Conflict; Consents.

(a) No Conflict. The execution and delivery by the Company of this Agreement and the Related Documents, the performance of the obligations of the Company hereunder and thereunder and the consummation by the Company of the Merger and the other transactions contemplated hereby and thereby in accordance with the terms hereof and thereof will not (i) conflict with or result in a breach of any provisions of its organizational documents, (ii) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, impair the Company’s rights under, alter the rights or obligations of third parties under, result in the termination of or in a right of termination or cancellation of, give rise to a right of purchase under, or accelerate the performance required by, any Company Material Contract or other Contract, (iii) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company under any Company Material Contract or by which the Company or any of its properties is bound or affected, (iv) result in any Company Material Contract being declared void, voidable, or without further binding effect, or (v) (assuming that the consents and approvals referred to in Section 4.6(b) are duly and timely made or obtained and that the Company Stockholders Consent is obtained), contravene, conflict with or constitute a violation of any provision of any Applicable Law binding upon or applicable to the Company, other than any such violations, conflicts, breaches, defaults, impairments, alterations, terminations, cancellations, purchase rights, accelerations or Liens that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause a Company Material Adverse Effect.

(b) Required Consents. Neither the execution and delivery by the Company of this Agreement or any Related Document nor the consummation by the Company of the Merger and the other transactions contemplated hereby or thereby in accordance with the terms hereof or thereof will require any consent, approval or authorization of, notice to or filing or registration with any Governmental Authority, other than the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and appropriate documents required to be filed as a result of the Merger with the relevant Governmental Authorities in the states and foreign jurisdictions in which the Company is qualified to conduct business, except for any failures to obtain any such consent, approval or authorization or to make any such filing, notification or registration that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause a Company Material Adverse Effect.

Section 4.7 Litigation. Except as set forth in Section 4.7 of the Company Disclosure Letter (there is no litigation, arbitration, mediation, action, suit, Claim, proceeding or investigation, whether legal or administrative, pending against the Company or, to the Company’s Knowledge, threatened against the Company or any of its assets, properties or operations, at Applicable Law or in equity, before or by any Governmental Authority or any Order of any Governmental Authority that, individually or in the aggregate, and taking into consideration the aggregate amounts reserved for any such matters in the Company Balance Sheet, has had or caused or would reasonably be expected to have or cause a Company Material Adverse Effect.

Section 4.8 Absence of Certain Changes. Since December 31, 2009, except as described in the Financial Statements, there has not been (a) any event or occurrence that has had or caused or would reasonably be expected to have or cause a Company Material Adverse Effect, (b) any material change by the Company in any of its accounting methods, principles or practices or any of its Tax methods, practices or elections, (c) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of the Company or any redemption, purchase or other acquisition of any of its capital stock or (d) except in the ordinary course of business consistent with past practices, any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase or other employee benefit plan.

Section 4.9 Taxes.

        (a) Except for such matters that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause a Company Material Adverse Effect:

(i) The Company has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by or on their behalf o in the manner prescribed by Applicable Law. All such Tax Returns are complete and correct. The Company has timely paid all Taxes due and owing, and, in accordance with GAAP, the most recent Company Financial Statements reflect a reserve (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) for all Taxes payable by the Company for all Taxable periods and portions thereof through the date of the Company Financial Statements;

(ii) No Tax Return of the Company is under audit or examination by any Governmental Authority, and no written or, to the Knowledge of the Company, unwritten notice of such an audit or examination has been received by the Company. There is no assessed deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by the Company;

(iii) Since December 31, 2008, the Company has not made or rescinded any election relating to Taxes or settled or compromised any Claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to any Taxes, or, except as may be required by Applicable Law, made any change to any of their methods of reporting income or deductions for federal income Tax purposes from those employed in the preparation of their most recently filed federal Tax Returns;

(iv) There is no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any material Taxes and no power of attorney with respect to any such Taxes has been executed or filed with any Governmental Authority by or on behalf of the Company;

(v) Except for statutory Liens for Taxes not yet due, no Liens for Taxes exist with respect to any assets or properties of the Company;

(vi) Except for any agreements or arrangements (A) with customers, vendors, lessors or similar Persons entered into in the ordinary course of business or (B)  the Company is not a party to or bound by any Tax sharing agreement, Tax indemnity obligation or agreement or arrangement with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Tax Authority);

(vii) The Company has complied with all Applicable Law relating to the payment and withholding of Taxes and have, within the time and the manner prescribed by any such Applicable Law, withheld from and paid over to the proper Governmental Authorities all amounts required to be so withheld and paid over under Applicable Law; and

(viii) The Company shall not be required to include in a Taxable period ending after the Closing Date any item of income that accrued in a prior Taxable period but was not recognized in any prior Taxable period as a result of the installment method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or comparable provisions of any other Applicable Law.

     (b) The Company does not know of any fact, agreement, plan, or other circumstance, or has taken or failed to take any action, that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 4.10 Financial Statements; No Undisclosed Liabilities.

             (a) True and complete copies of the audited balance sheet of the Company as at December 31, 2009, and the related audited statements of income, shareholders’ equity and cash flows of the Company, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s independent auditors (the “Company Financial Statements”) are attached hereto as Section 4.10(a) of the Company Disclosure Letter.

             (b) Except as set forth in Section 4.10(b) of the Company Disclosure Letter, each of the Company Financial Statements (i) are correct and complete and have been prepared in accordance with the books and records of the Company; (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto); and (iii) fairly present, in all material respects, the financial position, results of operations and cash flows of the Company,, as the case may be, as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of any interim financial statements of the Company, to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material.

             (c) Except as and to the extent adequately accrued or reserved against in the audited balance sheet of the Company as at December 31, 2009 (such balance sheet, together with all related notes and schedules thereto, the “Company Balance Sheet”), the Company does not have any liability, indebtedness, expense, claim, deficiency, guaranty or obligation of any type or nature, whether accrued, absolute, contingent, matured, unmatured or otherwise, whether known or unknown and whether or not required by GAAP to be reflected in a balance sheet of the Company or disclosed in the notes thereto, except for (i) liabilities and obligations, incurred in the ordinary course of business consistent with past practice since the date of the Company Balance Sheet, that are not, individually or in the aggregate, material in amount, (ii) liabilities for performance under Company Material Contracts that do not exceed $25,000 individually or $50,000 in the aggregate, and (iii) liabilities described in Section 4.10(c) of the Company Disclosure Letter.

             (d) The books of account and financial records of the Company are true and correct and have been prepared and are maintained in accordance with GAAP.

Section 4.11 Employee Benefit Plans.

      (a) Section 4.11(a) of the Company Disclosure Letter contains a list of all the Company’s Benefit Plans (each a “Company Benefit Plan” and collectively, the “Company Benefit Plans”). To the extent applicable, the Company Benefit Plans comply in all material respects with the requirements of ERISA and the Code or with the Applicable Laws and regulations of any applicable jurisdiction. The Company Benefit Plans have been maintained and operated in compliance in all material respects with their terms. To the Company’s Knowledge, there are no breaches of fiduciary duty in connection with the Company Benefit Plans for which the Company could be liable. There are no pending or, to the Company’s Knowledge, threatened Claims against or otherwise involving any Company Benefit Plan that, individually or in the aggregate, have had or caused or would reasonably be expected to have or cause a Company Material Adverse Effect, and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of the Company Benefit Plan activities) has been brought against or with respect to any such Company Benefit Plan for which the Company could be liable that, individually or in the aggregate, have had or caused or would reasonably be expected to have or cause a Company Material Adverse Effect. All material contributions required to be made as of the date hereof to the Company Benefit Plans have been made or have been properly accrued and are reflected in the Company Financial Statements as of the date thereof.

      (b) The Company does not contribute to, or has an obligation to contribute to, and has not within six years prior to the Effective Time contributed to, or had an obligation to contribute to or has any material liability, contingent or otherwise, with respect to, (i) a “multiemployer plan” within the meaning of Section 3(37) of ERISA, (ii) any plan that is covered by Title IV of ERISA, (iii) any plan subject to Section 412 of the Code or (iv) any plan funded by a “voluntary employees’ benefits association” within the meaning of Section 501(c)(9) of the Code.

      (c) No Company Benefit Plan maintained by the Company provides medical, surgical, hospitalization, death or similar benefits (regardless of whether insured) for employees or former employees of the Company for periods extending beyond their retirement or other termination of service other than coverage mandated by Applicable Law.

      (d) All accrued material obligations of the Company, whether arising by operation of Applicable Law, Contract, or past custom, for compensation and benefits, including, but not limited to, bonuses and accrued vacation, and benefits under the Company Benefit Plans, have been paid or adequate accruals for such obligations are reflected on the Company Financial Statements as of the date thereof.

      (e) Neither the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event, such as termination of employment), result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of the Company.

             (f) Section 4.11(f) of the Company Disclosure Letter contains a description that is accurate and correct in all material respects, of all amounts estimated to be paid or payable (whether in cash, in property, or in the form of benefits, accelerated cash, property, or benefits, or otherwise) in connection with the transactions contemplated hereby (solely as a result thereof) that were or will be an “excess parachute payment” within the meaning of Section 280G of the Code.

      (g) Each Company Benefit Plan which is or reasonably could be determined to be an arrangement subject to Section 409A of the Code has been operated in good faith compliance with Section 409A of the Code since January 1, 2005 and has been, or may be, timely amended with the consent of the participant, if necessary, to comply in good faith with Section 409A of the Code and any applicable guidance, whether proposed or final, issued by the IRS with respect thereto.

      (h) No Company Benefit Plan is a multiple employer plan within the meaning of Section 413(c) of the Code.

(i) No Company Benefit Plan that is not subject to ERISA has any material liabilities thereunder which are not otherwise fully funded, if applicable, or properly accrued and reflected under the Company Financial Statements as of the date thereof.

Section 4.12 Labor Matters.

      (a) As of the date of this Agreement, (i)  the Company is not a party to, or bound by, any collective bargaining agreement or similar Contract, agreement or understanding with a labor union or similar labor organization and (ii) to the Company’s Knowledge, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened.

      (b) Except for such matters that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause a Company Material Adverse Effect, (i) the Company has not received any written complaint of any unfair labor practice or other unlawful employment practice or any written notice of any material violation of any federal, state or local statutes, Applicable Laws, ordinances, rules, regulations, Orders or directives with respect to the employment of individuals by, or the employment practices of, the Company, or the work conditions, terms and conditions of employment, wages or hours of their respective businesses, (ii) there are no unfair labor practice charges or other employee related complaints against the Company pending or, to the Knowledge of the Company, threatened before any Governmental Authority by or concerning the employees working in its businesses, and (iii) there is no labor dispute, strike, slowdown or work stoppage against the Company pending or, to the Knowledge of the Company, threatened against the Company.

Section 4.13 Environmental Matters. Except for such matters that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause a Company Material Adverse Effect:

      (a) the Company has been and is  in compliance with all applicable Environmental, Health and Safety Laws and possess and is in compliance with any permits or licenses required under Environmental, Health and Safety Laws. To the Knowledge of the Company, there are no past or present facts, conditions or circumstances that interfere with or preclude, or could interfere with or preclude if known to a Governmental Authority, the conduct of any of their respective businesses as now conducted or which interfere with continued compliance with applicable Environmental, Health and Safety Laws;

      (b) No proceedings or investigations of any Governmental Authority are pending or, to the Knowledge of the Company, threatened against the Company that allege the violation of or seek to impose liability pursuant to any Environmental, Health and Safety Laws, and, to the Knowledge of the Company, there are no past or present facts, conditions or circumstances at, on or arising out of, or otherwise associated with, any current (or, to the Knowledge of the Company, former) businesses, assets or properties of the Company, which constitute a material violation of Environmental, Health and Safety Laws or are reasonably likely to give rise to (i) costs, expenses, liabilities or obligations for any cleanup, remediation, disposal or corrective action under any Environmental, Health and Safety Laws, (ii) Claims arising for personal injury, property damage or damage to natural resources, or (iii) fines, penalties or injunctive relief; and

      (c) The Company has not (i) received any written notice of noncompliance with, violation of, or liability or potential liability under any Environmental, Health and Safety Laws or (ii) entered into or become subject to any consent decree, Order or agreement with any Governmental Authority or other Persons pursuant to any Environmental, Health and Safety Laws or relating to the cleanup of any Hazardous Materials.

Section 4.14 Intellectual Property.  Except for such matters that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause a Company Material Adverse Effect, (a) the products, services and operations of the Company do not infringe upon, violate or misappropriate the Intellectual Property of any Third Party, (b) the Company owns or possesses valid licenses or other valid rights to use the Intellectual Property that they use, exercise or exploit in, or that may be necessary or desirable for, its businesses as currently being conducted, free and clear of all Liens (other than Permitted Liens), and (c) to the Knowledge of the Company, there is no infringement of any Intellectual Property owned by or licensed by or to the Company. To the Company’s Knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property of the Company by any Person, including, without limitation, any employee or independent contractor (present or former) of the Company that, individually or in the aggregate, has had or caused or could reasonably be expected to have or cause a Company Material Adverse Effect.

Section 4.15 Insurance. Except for such matters that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause a Company Material Adverse Effect:

      (a) The Company maintains and will maintain through the Closing Date insurance adequate in character and amount with financially sound and reputable insurers. There is no material default with respect to any provision contained in any insurance policy or binder, and the Company has not failed to give any notice or present any claim under any such policy or binder in a timely fashion.

      (b) To the Knowledge of the Company, no event relating specifically to any of the Company has occurred that is reasonably likely, after the date of this Agreement, to result in an upward adjustment in premiums under any insurance policies they maintain. The Company has not received notice from any insurer or agent of such insurer that substantial capital improvements or other expenditures will have to be made in order to continue such insurance policies. Excluding insurance policies that have expired and been replaced in the ordinary course of business, no excess liability or protection and indemnity insurance policy has been cancelled by the insurer within one year prior to the date hereof, and to the Company’s Knowledge, no threat in writing has been made to cancel (excluding cancellation upon expiration or failure to renew) any current insurance policy of the Company.

Section 4.16 Ownership and Condition of Assets. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and except as set forth in Section 4.16 of the Company Disclosure Letter, the Company (i) has good and marketable title to all the properties and assets reflected in the Company Financial Statements as being owned by the Company or acquired after the date thereof which are material to the Company’s business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens, except Permitted Liens, and (ii) is the lessee of all leasehold estates reflected in the Company Financial Statements or acquired after the date thereof which are material to its business on a consolidated basis (except for leases that have expired by their terms since the date thereof) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to Company’s Knowledge, the lessor.

Section 4.17  Intentionally Omitted.

Section 4.18 Material Contracts. Section 4.18 of the Company Disclosure Letter lists all material contracts, commitments and similar agreements to which the Company is a party or by which they or any of their property is bound as of the date of this Agreement (other than this Agreement or any Related Document) (the “Company Material Contracts”). As of the date of this Agreement, each of the Company Material Contracts is, to the Knowledge of the Company, in full force and effect. Except for such matters that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause a Company Material Adverse Effect, the Company does not know of, or has not received written notice of, any breach or violation of, or default under (nor, to the Knowledge of the Company, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default under), any Company Material Contract, or has received written notice of the desire of the other party or parties to any such Company Material Contract to exercise any rights such party has to cancel, terminate or repudiate such Contract or exercise remedies thereunder.

Section 4.19 No Brokers; Investment Advisor. The Company has not entered into any Contract with any Person that may result in the obligation of the Company  to pay any finder’s fees, brokerage or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

Section 4.20 Improper Payments. Except for such matters that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause a Company Material Adverse Effect: (a) no funds, assets or properties of the Company or its Affiliates have been used or offered for illegal purposes; (b) no accumulation or use of any funds, assets or properties of the Company or its Affiliates has been made without being properly accounted for in the financial books and records of the Company or its Affiliates; (c) all payments by or on behalf of the Company or its Affiliates have been duly and properly recorded and accounted for in their financial books and records and such books and records accurately and fairly reflect all transactions and dispositions of the assets of the Company and its Affiliates; (d) the Company has devised and maintained systems that provide reasonable assurances that transactions are and have been executed in accordance with management’s general or specific authorization; (e) neither the Company nor any of its Affiliates, nor any director, officer, agent, employee or other Person associated with or acting on behalf of the Company or its Affiliates, has (i) used any corporate funds for any unlawful contribution, gift, entertainment or payment of anything of value relating to political activity, (ii) made any direct or indirect unlawful payment to any employee, agent, officer, director, representative or stockholder of a Governmental Authority or political party, or official or candidate thereof, or any immediate family member of the foregoing or (iii) made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment in connection with the conduct of the Company’s or its Affiliates’ businesses; (f) none of the Company, any of its Affiliates or any agent of any of them has received any bribes, kickbacks or other improper payments from vendors, suppliers or other Persons; and (g) the Company has no Knowledge that any payment made to a Person would be or has thereafter been offered, given or provided to any foreign official, political party or official thereof, or to any candidate for public office.

Section 4.21 State Takeover Statutes. To the knowledge of the Company, except for Section 203 of the DGCL (which has been rendered inapplicable), no “moratorium,” “control share,” “fair price” or other anti-takeover law or regulation is applicable to this Agreement, the Merger, or the other transactions contemplated hereby.

Section 4.22 No Other Representations or Warranties. Except for the representations and warranties contained in this Article 4, neither the Company nor any other Person makes any other express or implied representation or warranty on behalf of the Company or any of its Affiliates in connection with this Agreement or the transactions contemplated hereby.

        Section 4.23 Affiliate Interests and Transactions.

      (a) Except as set forth in Section 4.23(a) of the Company Disclosure Letter, no Related Party of the Company: (i) owns or has owned, directly or indirectly, any equity or other financial or voting interest in any competitor, supplier, licensor, lessor, distributor, independent contractor or customer of the Company; (ii) owns, directly or indirectly, or has any interest in any property (real or personal, tangible or intangible) that the Company uses in or pertaining to the business of the Company; or (iii) has any business dealings or a financial interest in any transaction with the Company or involving any assets or property of the Company, other than business dealings or transactions conducted in the ordinary course of business at prevailing market prices and on prevailing market terms.

      (b) There are no outstanding notes payable to, accounts receivable from or advances by the Company to, and the Company is not otherwise a debtor or creditor of, or has any liability or other obligation of any nature to, any Related Party of the Company  Since the date of the Company Balance Sheet, the Company has not incurred any obligation or liability to, or entered into or agreed to enter into any transaction with or for the benefit of, any Related Party of the Company, other than the transactions contemplated by this Agreement and the Related Agreements.

Section 4.24 Stockholders. All  of the Company’s stockholders are “accredited investors” as that term is defined in Regulation D as promulgated by the SEC pursuant to the Securities Act.

ARTICLE 5
COVENANTS

Section 5.1  Intentionally Omitted.

Section 5.2  Intentionally Omitted.

Section 5.3  Intentionally Omitted.

Section 5.4  Intentionally Omitted.

Section 5.5  Intentionally Omitted.

Section 5.6  Intentionally Omitted.

Section 5.7  Intentionally Omitted.

Section 5.8  Taking of Necessary Action; Further Action. Subject to the terms and conditions of this Agreement, the Parties agree to execute and deliver any additional instruments necessary to consummate the transactions contemplated by this Agreement.

Section 5.9 Public Announcements. On the date this Agreement is executed (or if executed after the close of business, no later than the first to occur of the beginning of trading on the OTCBB on the next day), the Company and Parent shall issue a joint press release with respect to the execution hereof and the transactions contemplated hereby. Except in respect of a public announcement as may be required by Applicable Law or any rule of any regulatory body, the Company and Parent shall consult with each other before issuing any press release, making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated by this Agreement.

Section 5.10 Notification of Certain Matters. Intentionally Omitted.

Section 5.11 Payment of Expenses. Each Party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby.

Section 5.12  Indemnification; Directors’ and Officers’ Insurance.

             (a) From and after the Effective Time Parent,, (i) to the maximum extent permitted under Applicable Law, indemnify and hold harmless and provide advancement of expenses to, each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer, director or employee of Parent or of any Parent Subsidiary (each, a “Parent Indemnified Party”) against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of Parent, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by Parent pursuant to Parent’s Certificate of Incorporation, Bylaws and indemnification agreements, if any, in existence on the date hereof with any directors, officers and employees of Parent. In the event of any such claim, action, suit, proceeding or investigation, (x) Parent shall pay the reasonable and documented fees and expenses of counsel selected by the Parent Indemnified Parties, which counsel shall be reasonably satisfactory to the Indemnifying Party, and (y) the Parent may participate in the defense of any such matter; provided, however, that Parent shall not be liable for any settlement effected without its prior written consent; provided further, that the Parent shall not be obligated pursuant to this Section 5.12 to pay the fees and expenses of more than one counsel for all Parent Indemnified Parties in any single Action unless a conflict of interest precludes the effective representation of more than one Parent Indemnified Party with respect to the applicable claim, action, suit, proceeding or investigation.

             (b) Parent shall maintain in effect for six (6) years from the Closing Date, the directors’ and officers’ liability insurance policies maintained by Parent as of the date hereof (the “D&O Policy,” a true, correct and complete copy of which has been heretofore provided to the Company) with respect to acts or omissions occurring prior to the Closing Date; provided, however, that Parent, or any successor entity, may substitute therefor policies of an insurance company material terms of which, including coverage and amount, are no less favorable than the Company’s existing policies as of the date hereof or (ii) obtain such extended reporting period coverage under its existing insurance programs (to be effective as of the Closing Date).

             (c) If Parent or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent, as the case may be, shall assume the obligations set forth in this Section 5.12.

             (d) The provisions in this Section 5.12 are intended to be for the benefit of, and shall be enforceable by each of the Indemnified Parties, their heirs and representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

Section 5.13 Employee Matters.

      (a) With respect to each Continuing Employee, Parent shall credit, or cause its Subsidiaries to credit, the period of employment and service recognized by the applicable employer (including its Affiliates and their predecessors if so recognized by the employer) for such Continuing Employee immediately prior to the Effective Time for purposes of Parent’s corresponding benefit plans, programs, policies or similar employment-related arrangements to have been employment and service with Parent or its Subsidiaries for purposes of determining the Continuing Employee’s eligibility to join (subject to satisfaction of all non-service related eligibility criteria), vesting and benefit accrual (but not benefit accrual for any purpose other than vacation pay, and sick leave, and vesting in employer contributions under a 401(k)) under all employee benefit plans, programs, policies or similar employment-related arrangements of Parent and its Subsidiaries in which the Continuing Employee is eligible to participate. No such period of employment and service credit shall be provided to the extent that it will result in a duplication of credit or employment benefits.

      (b) To the extent required by Applicable Law, if the health insurance carrier covering certain Continuing Employees is no longer engaged, Parent will use reasonable efforts to provide creditable coverage which will reduce any restrictions and limitations for medical conditions existing as of the Effective Time of each Continuing Employee and the Continuing Employee’s dependents. Additionally, Parent shall use reasonable efforts to effect a change of carriers, if applicable, so that Continuing Employees can plan for any loss of credit with respect to deductibles, co-insurance and maximum out of pocket requirements. In accordance with Applicable Law, any terminated employee shall be offered the opportunity to continue coverage reasonably comparable to that coverage such employee had at the time of termination of employment. If such coverage cannot been continued with respect to a Continuing Employee, in accordance with Applicable Law, the employee shall be offered the opportunity to continue such coverage as is currently available.

      (c) Nothing in this Agreement shall be considered a contract between the Company, Parent or any of their respective Subsidiaries and any Continuing Employee or consideration for, or inducement with respect to, any such Continuing Employees’ continued employment with Parent and, without limitation, all such Continuing Employees are and will continue to be considered employees at will pursuant to the applicable employment at will laws or doctrine, subject to any express written agreement to the contrary with such Continuing Employee. For the avoidance of doubt and without limiting the generality of Section 9.6, nothing in this Section 5.13 is intended to make any Person a third-party beneficiary of the agreements contained in this Section 5.13, and nothing in this Section 5.13 shall constitute an amendment of any Parent Benefit Plan.

Section 5.14  Intentionally Omitted.

Section 5.15 Lock Up.  (a) By adopting and approving the Merger and the terms and conditions set forth in this Agreement, the Company’s stockholders who receive the Merger Consideration acknowledge, understand and agree that the Merger Consideration  may not be resold by such stockholder until the first anniversary of the Effective Time, except for (i) 11,191,115 shares of Merger Consideration that may be transferred by GRQ Consultants, Inc. 401k, following the Effective Time, subject only to federal and state securities laws.

(b)  Subject to Section 5.15(a) the Company’s Stockholders who receive the Merger Consideration acknowledge and understand that the Merger Consideration has not been registered under the Securities Act and therefore, cannot be sold without registration under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act, and the certificates representing the Merger Consideration shall bear the following legend:

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER STATE SECURITIES LAWS, AND SUCH SHARES MAY NOT BE SOLD OR TRANSFERRED UNLESS SUCH SALE OR TRANSFER WILL BE EFFECTED IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AT THAT TIME AMENDED, AND SUCH STATE SECURITIES LAWS, OR IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH STATE SECURITIES LAWS, WHICH MAY THEN BE AVAILABLE THERETO, [BUT IN NO EVENT MAY THESE SECURITIES BE SOLD OR TRANSFERRED PRIOR TO THE FIRST YEAR ANNIVERSARY OF THE EFFECTIVE TIME AS PROVIDED IN THE AGREEMENT OF MERGER DATED MAY 11, 2010 BY AND AMONG HEPALIFE TECHNOLOGIES, INC., AQUAMED TECHNOLOGIES, INC. AND HT ACQUISITION CORP].”

Provided, however, that the bracketed language above shall not be part of the legend with respect to the Excluded Shares.

Section 5.16 Articles of Amendment. As soon as practicable after the Effective Time, Parent shall file with the Secretary of State for the State of Florida the Articles of Amendment to (i) increase the number of shares of common stock, $0.001 par value per share which the Parent is authorized to issue from 300,000,000 shares to 500,000,000 shares; (ii) change the par value of the Parent’s authorized preferred stock from $0.10 to $0.001 per share; and (iii) provide for the classification of the Parent’s Board of Directors and to further provide for staggered terms of service for each class of directors, all as more fully described in the Information Statement

ARTICLE 6
Intentionally Omitted

ARTICLE 7
Intentionally Omitted

ARTICLE 8
DEFINITIONS AND USAGE

Section 8.1 Defined Terms in Agreement. For the purposes of this Agreement, capitalized terms used but not defined in this Agreement shall have the meanings set forth below:

“Actions” means any actions, suits, arbitrations, inquiries, proceedings or investigations by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

“Applicable Law” means with respect to any Person, any international, federal, state, local or foreign statute, code, ordinance, rule, regulation, consent, approval, judgment, Order, writ, decree, injunction or other authorization, treaty, convention, or governmental requirement of any Governmental Authority that is binding upon, or applicable to, such Person.

“Benefit Plan” means any qualified or non-qualified employee benefit plan, program, policy, practice, agreement, Contract or other arrangement, regardless of whether written, regardless of whether U.S.-based, including any “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA (including post-retirement medical and life insurance), any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (regardless of whether such plan is subject to ERISA), including any multiemployer plan (as defined in Section 3(37) of ERISA) or multiple employer plan (within the meaning of Section 413(c) of the Code), any employment or severance agreement or other arrangement, and any employee benefit, bonus, incentive, deferred compensation, profit sharing, vacation, stock, stock purchase, stock option, severance, change of control, fringe benefit or other plan, program, policy, practice, agreement, Contract, or other arrangement, regardless of whether subject to ERISA and regardless of whether funded.

“Business Day” means any day other than a Saturday, Sunday or any day on which banks in the State of New York are authorized or required by federal law to be closed in New York, New York.

“Claim” means claims, demands, charges, complaints, actions, causes of action, suits, proceedings, hearings or administrative proceedings.

“Company Board” means the board of directors of the Company.

“Company Common Stock” shall mean all outstanding shares of common stock, $.001 par value per share, of the Company.

“Company Material Adverse Effect” means a material adverse effect on the business, results of operations, or condition (financial or otherwise) of the Company.

“Company Merger Stock” means each of the Company Common Stock, Company Series A Preferred Stock and Company Series B Preferred Stock.

“Company Series A Preferred Stock” shall mean all outstanding shares of Series A Preferred Stock, $.001 par value per share, of the Company.

“Company Series B Preferred Stock” shall mean all outstanding shares of Series B Preferred Stock, $.001 par value per share, of the Company.

“Company Stockholders” shall mean the owners of all the outstanding shares of the Company Merger Stock.

“Company Stockholder Consent” means the written consent of the holders of a majority of the outstanding voting stock of the Company, pursuant to which the proposal to adopt this Agreement and the Merger is approved.

“Continuing Employee” means any employee who was employed by the Company or any of its Subsidiaries as of the day immediately prior to the Effective Time and who is employed by Parent or any of its Subsidiaries on and after the Effective Time.

“Contract” means any agreement, arrangement, commitment or instrument, written or oral, including, without limitation, any loan or credit agreement or other agreement evidencing Indebtedness, promissory note, bond, mortgage, indenture, guarantee, permit, lease, sublease, license, agreement to render services, or other agreement, arrangement, commitment or instrument evidencing rights or obligations of any kind or nature, including all amendments, modifications, supplements and options relating thereto.

“Environmental, Health and Safety Laws” means any present or future Applicable Laws relating to (a) emissions, discharges, releases or threatened releases of Hazardous Materials into the environment, including into ambient air, soil, sediments, land surface or subsurface, buildings or facilities, surface water, groundwater, publicly-owned treatment works, or septic systems, (b) the generation, treatment, storage, disposal, use, handling, manufacturing, recycling, transportation or shipment of Hazardous Materials, (c) occupational health and safety, or (d) the pollution of the environment, solid waste handling, treatment or disposal, reclamation or remediation activities, or protection of environmentally sensitive areas.

“Equity Interests” means (a) with respect to a corporation, any and all shares, interests, participation, phantom stock plans or arrangements or other equivalents (however designated) of corporate stock, including all common stock, preferred stock and other equity and voting interests, and warrants, options, calls, subscriptions or other convertible securities or other rights to acquire any of the foregoing, and (b) with respect to a partnership, limited liability company or similar Person, any and all units, membership or other interests, including rights to purchase, warrants, options, calls, subscriptions or other equivalents of, or other interests convertible into, any beneficial or legal ownership interest in such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any regulations promulgated pursuant thereto.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means generally accepted accounting principles, as recognized by the U.S. Financial Accounting Standards Board (or any generally recognized successor).

“Governmental Authority” shall mean (a) the United States of America, (b) any state, county, municipality, or other governmental subdivision within the U.S., (c) any court or any governmental department, commission, board, bureau, agency, or other instrumentality of the U.S. or of any state, county, municipality, water rights, taxing, or zoning authority, or other governmental subdivision within the U.S. and (d) any foreign government or agency having jurisdiction over any party to this Agreement.

“Hazardous Material” means any chemical, pollutant, contaminant, material, waste or substance regulated by any Governmental Authority under Environmental, Health and Safety Law, including, but not limited to, any hazardous waste, hazardous substance, toxic substance, radioactive material (including any naturally occurring radioactive material), asbestos-containing materials in any form or condition, polychlorinated biphenyls in any form or condition, or petroleum, petroleum hydrocarbons, petroleum products or any fraction or byproducts thereof.

“Indebtedness” of any Person means and includes any obligations consisting of (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money, (b) amounts owing as deferred purchase price for property or services, including “earn out” payments, (c) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security, (d) commitments or obligations by which such Person assures a creditor against loss, including contingent reimbursement obligations with respect to letters of credit, (e) payment obligations secured by a Lien, other than a Permitted Lien, on assets or properties of such Person, (f) obligations to repay deposits or other amounts advanced by and owing to third parties, (g) obligations under capitalized leases, (h) obligations under any interest rate, currency or other hedging agreement or derivatives transaction, (i) guarantees or other contingent liabilities with respect to any amounts of a type described in clauses (a) through (h) above, and (j) any change of control payments or prepayment premiums, penalties, charges or equivalents thereof with respect to any indebtedness, obligation or liability of a type described in clauses (a) through (i) above that are required to be paid at the time of, or the payment of which would become due and payable solely as a result of, the execution of this Agreement or the consummation of the transactions contemplated by this Agreement at such time, in each case determined in accordance with GAAP; provided, however, that Indebtedness shall not include accounts payable to trade creditors and accrued expenses arising in the ordinary course of business consistent with past practices and shall not include the endorsement of negotiable instruments for collection in the ordinary course of business.

“Information Statement” means the Information Statement on Schedule 14C as filed with the SEC on May 7, 2010 pertaining to, among other things, the consent to, and the approval, ratification and adoption, by Parent’s stockholders, of: (a) an amendment to the its Articles of Incorporation to (i) increase the number of shares of common stock, $0.001 par value per share which the Parent is authorized to issue from 300,000,000 shares to 500,000,000 shares; (ii) change the par value of the Parent’s authorized preferred stock from $0.10 to $0.001 per share; and (iii) provide for the classification of the Parent’s Board of Directors and to further provide for staggered terms of service for each class of directors, all as more fully described in the Information Statement; and (b) the Amended and Restated Bylaws.

“Intellectual Property” means all U.S. and foreign (a) patents and patent applications and all reissues, renewals, divisions, extensions, provisionals, continuations and continuations in part thereof, (b) inventions (regardless of whether patentable), invention disclosures, trade secrets, proprietary information, industrial designs and registrations and applications, mask works and applications and registrations therefor, (c) copyrights and copyright applications and corresponding rights, (d) trade dress, trade names, logos, URLs, common law trademarks and service marks, registered trademarks and trademark applications, registered service marks and service mark applications, (e) domain name rights and registrations, (f) databases, customer lists, data collections and rights therein, and (g) confidentiality rights or other intellectual property rights of any nature, in each case throughout the world.

“IR Escrow Agreement” means the Investor Relations Escrow Agreement dated the date hereof by and among the Parent, Cogito Corp. and Alfred V. Greco, PLLC.

“IR Services Agreement” means the Investor Relations Services Agreement dated the date hereof by and between the Parent and Cogito Corp.

“Knowledge” when used in relation to any Person shall mean the actual (but not constructive) knowledge of such Person or such Person’s officers after reasonable inquiry.

“Lien” means any lien, mortgage, security interest, indenture, deed of trust, pledge, deposit, restriction, burden, lien, license, lease, sublease, right of first refusal, right of first offer, charge, privilege, easement, right of way, reservation, option, preferential purchase right, right of a vendor under any title retention or conditional sale agreement, or other arrangement substantially equivalent thereto, in each case regardless of whether relating to the extension of credit or the borrowing of money.

“Milestone Escrow Agreement” means the Milestone Escrow Agreement dated the date hereof by and among the Parent, 12th Street Financial LLC and Alfred V. Greco, PLLC.

 “Order” means any order, writ, fine, injunction, decree, judgment, award or enforceable determination of any Governmental Authority.

“Parent Board” means the board of directors of Parent.

“Parent Common Stock” shall mean Parent’s common stock, $.001 par value per share, of Parent.

“Parent Material Adverse Effect” means a material adverse effect on the business, results of operations, or condition (financial or otherwise) of Parent and its Subsidiaries, taken as a whole.

“Parent Subsidiary” or “Parent Subsidiaries,” means, individually or collectively, as the case may be, (a) any corporation of which Parent owns, either directly or through its Subsidiaries, more than 50% of the total combined voting power of all classes of voting securities of such corporation, or (b) any partnership, association, joint venture, limited liability company or other business organization, regardless of whether such business organization constitutes a legal entity, in which Parent directly or indirectly owns more than 50% of the total Equity Interests.

“Permitted Liens” means (a) Liens for Taxes, assessments or other governmental charges or levies that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established and described in the applicable Disclosure Letter, (b) Liens in connection with workmen’s compensation, unemployment insurance or other social security, old age pension or public liability obligations not yet due or which are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established and described in the applicable Disclosure Letter, (c) operators’, vendors’, suppliers’, carriers’, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, or construction Liens (during repair or upgrade periods) or other like Liens arising by operation of Applicable Law in the ordinary course of business or statutory landlord’s Liens, each of which is in respect of obligations that have not been outstanding more than 90 days (so long as no action has been taken to file or enforce such Liens within said 90-day period) or which are being contested in good faith, or (d) any other Lien, encumbrance or other imperfection of title that does not materially affect the value or use of the property subject thereto or has been incurred in the ordinary course of business.

“Person” means any natural person, corporation, company, limited or general partnership, joint stock company, joint venture, association, limited liability company, trust, bank, trust company, land trust, business trust or other entity or organization.

        “Related Party” means”

(i)	With respect to a particular individual:

(a)	each other member of such individual's Family;
(b)	any Person that is directly or indirectly controlled by any one or more members of such individual's Family;

(c)	any Person in which members of such individual's Family hold (individually or in the aggregate) a Material Interest; and
(d)	any Person with respect to which one or more members of such individual's Family serves as a director, officer, partner, executor or trustee (or in a similar capacity).

(ii)	With respect to a specified Person other than an individual:

(a)	any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person;
(b)	any Person that holds a Material Interest in such specified Person;

(c)	each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity);
(d)	any Person in which such specified Person holds a Material Interest; and

(e)	any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).

        For purposes of this definition, (a) "control" (including "controlling," "controlled by," and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act; (b) the "Family" of an individual includes (i) the individual, (ii) the individual's spouse, (iii) any other natural person who is related to the individual or the individual's spouse within the second degree and (iv) any other natural person who resides with such individual; and (c) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least five percent (5%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least five percent (5%) of the outstanding equity securities or equity interests in a Person.

        "Representative" with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

“Responsible Officers” means (a) for the Company, each of the Chief Executive Officer and Executive Vice President of the Company, if any and (b) for Parent, each of the Chief Executive Officer and Chief Financial Officer of Parent, if any.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“SOX” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” means for any Person at any time (a) any corporation of which such Person owns, either directly or through its Subsidiaries, more than 50% of the total combined voting power of all classes of voting securities of such corporation, or (b) any partnership, association, joint venture, limited liability company or other business organization, regardless of whether such business organization constitutes a legal entity, in which such Person directly or indirectly owns more than 50% of the total Equity Interests.

“Tax” or “Taxes” (including with correlative meaning, “Taxable”) means (a) any federal, foreign, state or local tax, including any income, gross income, gross receipts, ad valorem, excise, sales, use, value added, admissions, business, occupation, license, franchise, margin, capital, net worth, customs, premium, real property, personal property, intangibles, capital stock, transfer, profits, windfall profits, environmental, severance, fuel, utility, payroll, social security, employment, withholding, disability, stamp, rent, recording, registration, alternative minimum, add-on minimum, or other tax, assessment, duty, fee, levy or other governmental charge of any kind whatsoever imposed by a Governmental Authority (a “Tax Authority”), together with and including, without limitation, any and all interest, fines, penalties, assessments and additions to tax resulting from, relating to, or incurred in connection with any such tax or any contest or dispute thereof, (b) any liability for the payment of any amount of the type described in the immediately preceding clause (a) as a result of being a member of a consolidated, affiliated, unitary or combined group with any other corporation or entity at any time prior to and through the Closing Date, and (c) any liability for the payment of any amount of the type described in the preceding clauses (a) or (b) as a result of a contractual obligation to any other Person or of transferee, successor or secondary liability.

“Tax Return” means any report, return, document, declaration or other information (including any attached schedules and any amendments to such report, return, document, declaration or other information) required to be supplied to or filed with any Tax Authority with respect to any Tax, including an information return and any document with respect to or accompanying payments, deposits or estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Third Party” means a Person other than any of Parent, the Company or any of their Subsidiaries.

“Transaction Documents” means the IR Escrow Agreement, IR Services Agreement, the Milestone Escrow Agreement and the Voting Agreement.

“Voting Agreement” means the Stockholder Voting Agreement and the Irrevocable Proxy dated the date hereof by and among the Parent and the stockholders named therein.

Section 8.2 References and Titles.

(a) All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement, unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or subdivision unless expressly so limited. The words “this Article” and “this Section,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur.

(b) The word “or” is not exclusive, and the word “including” (in its various forms) means including without limitation. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

(c) A reference in this Agreement to any statute shall be to such statute as amended from time to time, and the rules and regulations promulgated thereunder.

ARTICLE 9
MISCELLANEOUS

Section 9.1  Nonsurvival of Representations and Warranties. Except as otherwise provided in this Agreement and except for the agreements contained in Section 1.6, Section 1.7, Article 2, Section 5.11, Section 5.12, Section 5.13, Section 5.15, Section 5.16, Section 9.10 and Section 9.13, none of the representations or warranties contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the consummation of the Merger and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

Section 9.2  Amendment. This Agreement may be amended by the Parties at any time by mutual consent; provided, however, that, after the Company Stockholder Consent is obtained, no amendment shall be made that by Applicable Law requires further approval by such stockholders, without such further approval being obtained. This Agreement may not be amended except by a written instrument signed by an authorized representative of each of the Parties.

Section 9.3  Notices. Any notice or other communication required or permitted hereunder shall be in writing and, unless delivery instructions are otherwise expressly set forth above herein, either delivered personally (effective upon delivery), by facsimile transmission (effective on the next day after transmission), by recognized overnight delivery service (effective on the next day after delivery to the service), or by registered or certified mail, postage prepaid and return receipt requested (effective on the third Business Day after the date of mailing), at the following addresses or facsimile transmission numbers (or at such other address(es) or facsimile transmission number(s) for a Party as shall be specified by like notice):same day

To the Company: AquaMed Technologies, Inc. 850 Third Avenue, Suite 1807 New York, New York 10022 Attention: Chief Executive Officer Facsimile: (646) 218-1401

with a copy (which shall not constitute notice) to: Haynes and Boone LLP 1221 Avenue of the Americas, 26th Floor New York, New York 10020 Attention: Rick A. Werner, Esq. Facsimile: (212) 884-8234

To Parent or Merger Sub: HepaLife Technologies, Inc. 60 State Street, Suite 700, Boston, MA 02109 (800) 299-4869

with a copy (which shall not constitute notice) to: Sierchio & Company LLP 430 Park Avenue, 7th Floor New York, New York 10022 Attention: Joseph Sierchio, Esq. Facsimile: (212) 246-3039

Section 9.4 Counterparts; Facsimile Signature. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. This Agreement may be executed by facsimile signature and a facsimile signature shall constitute an original for all purposes.

Section 9.5 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be deemed modified to the minimum extent necessary to make such term or provision valid and enforceable, provided that if such term or provision is incapable of being so modified, then such term or provision shall be deemed ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 9.6 Entire Agreement; No Third Party Beneficiaries. This Agreement (together with the Transaction Documents and the documents and instruments delivered by the Parties in connection with this Agreement and each of the Transaction Documents) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and is solely for the benefit of the Parties and their respective successors, legal representatives and assigns and does not confer on any Person other than the Parties any rights or remedies hereunder. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Party for whose benefit such representation and warranty was made in accordance with Section 9.9 without notice of liability to any other Person.

Section 9.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of Applicable Law or otherwise) without the prior written consent of the other Parties, and any such attempted assignment without such consent shall be immediately null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

Section 9.8 Waivers. At any time prior to the Effective Time, to the extent legally allowed: (a) any Party may extend the time for the performance of any of the obligations or other acts of the other Parties, (b) any Party for whose benefit a representation or warranty was made may waive any inaccuracies in the representations and warranties of the other Parties contained herein or in any document delivered pursuant hereto, and (c) any Party may waive performance of any of the covenants or agreements of the other Parties, or satisfaction of any of the conditions to its obligations to effect the Merger, contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed by an authorized representative of such Party. Except as provided in this Agreement, no action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any Party of a breach of any provision hereof shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provisions hereof.

Section 9.9 Incorporation. Exhibits and Schedules referred to herein are attached to and by this reference are incorporated herein for all purposes.

Section 9.10 No Remedy in Certain Circumstances. Each Party agrees that should any Governmental Authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any Party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, the validity, legality and enforceability of the remaining provisions and obligations contained or set forth herein shall not in any way be affected or impaired thereby. Except as otherwise contemplated by this Agreement, to the extent that a Party took an action inconsistent herewith or failed to take action consistent herewith or required hereby pursuant to an Order or judgment of a court or other competent Governmental Authority, such Party shall not incur any liability or obligation unless such Party did not in good faith seek to resist or object to the imposition or entering of such Order or judgment.

Section 9.11 No Strict Construction. Each of the parties hereto acknowledges that this Agreement has been prepared jointly by the parties hereto, and shall not be strictly construed against any party hereto.

Section 9.12 No Liability of Officers and Directors.  The parties hereto acknowledge that the individuals executing this Agreement on behalf of the Parent, the Company and Merger Sub, do so on behalf of such entities and not in their individual capacities.  As such no officer, director, employee or agent of the Parent, the Company or  Merger Sub shall have any liability hereunder.

Section 9.13 Applicable Law. Except to the extent that the laws of the State of Delaware or Florida are mandatorily applicable to the Merger, this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflicts of laws provisions thereof that would apply the laws of any other state.

Section 9.14 Jurisdiction; Waiver of Jury Trial. The Parties agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be exclusively brought in any federal court located in the State of New York or any New York state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party in the manner provided in Section 9.3 shall be deemed effective service of process on such Party. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Signature Page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives, on the date first written above.

HEPALIFE TECHNOLOGIES, INC.

/s/ Amit Dang
By:	Amit Dang
Title:	Chief Executive Officer and President

HT ACQUISITION CORP.

/s/ Amit Dang
By:	Amit Dang
Title:	Chief Executive Officer and President

AQUAMED TECHNOLOGIES, INC.

/s/ Benjamin Mayer
By:	Benjamin Mayer
Title:	President

54